Exhibit 99.1
                                                                    ------------

Lincoln Federal Savings Bank
1121 East Main St.
Plainfield, Indiana 46168

LINCOLN BANCORP ANNOUNCES FIRST QUARTER EARNINGS
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For Immediate Release:  Tuesday, April 22, 2003


Lincoln Bancorp (Nasdaq: LNCB) (the "Company"), the holding company of Lincoln Federal Savings Bank (the "Bank"), announced today that net income for the first quarter ended March 31, 2003 was $903,000, or $.23 for basic and $.22 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $1,110,000, or $.25 for basic and $.24 diluted earnings per share. Return on assets was .68% and return on equity was 4.50% for the first quarter of 2003 compared to .90% and 5.14%, respectively, for the same period last year.

Assets totaled $540.1 million at March 31, 2003, an increase from December 31, 2002 of $18.2 million. This growth occurred in net loans, up $24.0 million and investment securities available for sale, up $1.2 million. This growth was partially funded by a $7.6 million decline in cash and interest-bearing deposits and the balance with customer deposit growth.

Deposits totaled $287.1 million at March 31, 2003, an increase of $16.8 million from December 31, 2002. Growth occurred in every major category of deposits with the exception of certificates of deposit. The largest gain was in money market deposits, up $16.2 million. Federal Home Loan Bank advances increased $5.0 million from year-end 2002.

Net interest income for the first quarter of 2003 was $3,840,000 compared to $3,852,000 for the same period in 2002. Net interest margin was 3.07% for the three-month period ended March 31, 2003 compared to 3.24% for the same period in 2002. The average yield on earning assets declined .61% for the first quarter 2003 compared to the same period in 2002 while the average cost of interest-bearing liabilities declined .66% for the same period. This increased spread from 2.54% to 2.59%, or .05%.

The Bank's provision for loan losses for the first quarter of 2003 was $165,000 compared to $15,000 for the same period in 2002. Nonperforming loans to total loans at March 31, 2003 improved slightly to .53% from .58% at December 31, 2002. Nonperforming assets to total assets were .48% at March 31 compared to ..44% at December 31, 2002. The allowance for loan losses as a percent of loans at March 31, 2003 was .80% versus .82% at December 31, 2002.

Other income for the three months ended March 31, 2003 was $862,000 compared to $637,000 for the same quarter of 2002. Service charges on deposit accounts increased to $200,000 at March 31, 2003 compared to $173,000 for the same period one year ago. Net realized and unrealized gains on sale of loans were $251,000 in the first quarter of 2003 compared to $229,000 during the same period of 2002. Other income increased to $473,000 for the first quarter of 2003 compared to $274,000 one year ago. This was primarily from increased cash surrender value of additional Bank owned life insurance.

Other expenses were $3,360,000 for the three months ended March 31, 2003 compared to $2,835,000 for the same three months of 2002. Increases were noted in all major categories and are primarily the result of a second de novo branch opened in the Greenwood market during the fourth quarter of 2002 and continued upgrading of our technology infrastructure.

Income taxes averaged 23% of pretax income for the first quarter of 2003 compared to 32% for the same period in 2002. This was the result of tax strategies involving the purchase of nontaxable municipal securities, purchase of additional Bank owned life insurance and the establishment of an investment subsidiary.

The book value of Lincoln Bancorp common stock was $17.62 per share at March 31, 2003 compared to $17.56 at December 31, 2002.

Lincoln  Bancorp  and  Lincoln  Federal  Savings  Bank  are   headquartered   in
Plainfield, Indiana with additional offices in Crawfordsville, Frankfort, Brownsburg, Avon, Mooresville and Greenwood.


Contact:  Tim Unger, President & CEO
Lincoln Federal Savings Bank
317-839-6539

                                 LINCOLN BANCORP
              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                  (Unaudited)
                (Dollars in Thousands, Except Per Share Amounts)

                                                                  March 31     December 31
                                                                    2003          2002
                                                                  ---------     ---------
Balance Sheet Data:
  Total assets                                                    $ 540,071     $ 521,857
  Loans, net (including loans held for sale)                        380,283       356,268
  Cash and interest-bearing deposits in other banks                  19,711        27,298
  Investment securities available for sale                          100,793        99,600
  Investment securities held to maturity                              1,770         1,780
  Deposits                                                          287,128       270,367
  Federal Home Loan Bank advances and repurchase agreements         168,018       163,009
  Note payable                                                            -           249
  Stockholders' equity                                               78,449        82,120

  Book value per common share                                     $   17.62     $   17.56
  Shares outstanding                                              4,451,823     4,676,401
  Equity to assets                                                    14.53%        15.74%
  Non-performing assets to total assets                                0.48%         0.44%
  Non-performing loans to total loans                                  0.53%         0.58%
  Allowance for loan losses to total loans                             0.80%         0.82%

                                                                Three Months Ended March 31
                                                                    2003          2002
                                                                  ---------     ---------
Operating Data:
  Interest Income:
    Loans                                                         $   6,155     $   6,175
    Investment securities                                             1,115         1,430
    Deposits with financial institutions                                 51            73
    Dividends on FHLB stock                                             104           114
                                                                  ---------     ---------
      Total interest income                                           7,425         7,792
                                                                  ---------     ---------
  Interest Expense:
    Deposits                                                          1,614         2,015
    Borrowings                                                        1,971         1,925
                                                                  ---------     ---------
      Total interest expense                                          3,585         3,940
                                                                  ---------     ---------
  Net Interest Income                                                 3,840         3,852
    Provision for loan losses                                           165            15
                                                                  ---------     ---------
  Net Interest Income After Provision for Loan Losses                 3,675         3,837
                                                                  ---------     ---------
  Other Income (Losses):
    Service charges on deposit accounts                                 200           173
    Net realized and unrealized gains on sale of loans                  251           229
    Net realized gains on sale of securities available for sale         (26)          ---
    Equity in losses of limited partnership                             (36)          (39)
    Other                                                               473           274
                                                                  ---------     ---------
      Total other income (losses)                                       862           637
                                                                  ---------     ---------
  Other Expenses:
    Salaries and employee benefits                                    1,770         1,535
    Net occupancy expenses                                              216           168
    Equipment expenses                                                  239           161
    Data processing expense                                             326           274
    Professional fees                                                   114            72
    Mortgage servicing rights amortization                               55            31
    Advertising and business development                                110            82
    Goodwill and core deposit intangible amortization                    25            26
    Other                                                               505           486
                                                                  ---------     ---------
      Total other expenses                                            3,360         2,835
                                                                  ---------     ---------
  Income before income taxes                                          1,177         1,639
  Income taxes                                                          274           529
                                                                  ---------     ---------
  Net income                                                      $     903     $   1,110
                                                                  =========     =========

  Basic earnings per share                                        $    0.23     $    0.25
                                                                  =========     =========
  Diluted earnings per share                                      $    0.22     $    0.24
                                                                  =========     =========

Other Data:
  Interest rate spread                                                 2.59%         2.54%
  Net interest margin                                                  3.07%         3.24%
  Return on average assets                                             0.68%         0.90%
  Return on average equity                                             4.50%         5.14%